Exhibit 10.2

COMPANY HOLDERS SUPPORT AGREEMENT

COMPANY HOLDERS SUPPORT AGREEMENT, dated as of May [__], 2022 (this “Agreement”), by and among InterPrivate II Acquisition Corp., a Delaware corporation (“Parent”), and certain of the stockholders of Getaround, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, Parent, TMPST Merger Sub I Inc., a Delaware corporation (“First Merger Sub”), TMPST Merger Sub II LLC, a Delaware limited liability company (“Second Merger Sub”), and the Company are entering into, simultaneously herewith, an Agreement and Plan of Merger in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, First Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent, and, immediately following the First Merger and as part of the same overall transaction as the First Merger, the Company will be merged with and into Second Merger Sub (the “Second Merger”, and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of Parent; and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by such Stockholder prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 6, each Stockholder, severally and not jointly, hereby agrees as follows: (a) to vote at any meeting of the Company Stockholders, and in any action by written consent of the Company Stockholders (which written consent shall be delivered promptly following request by the Company, and in any event within forty-eight (48) hours after the execution and delivery of the BCA), all of such Stockholder’s Shares held by such Stockholder at such time (i) in favor of the approval and adoption of the BCA and approval of the First Merger and all the other Transactions and (ii) against any action, agreement, transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Mergers from being consummated; (b) if such Stockholder holds any shares of Company Preferred Stock, to vote at any meeting of the holders of the Company Preferred Stock, and in any action by written consent of the holders of the Company Preferred Stock (which written consent shall be delivered promptly following request by the Company, and in any event within forty-eight (48) hours after the execution and delivery of the BCA), all of such Stockholder’s shares of the Company Preferred Stock held by such Stockholder at such time in favor of the approval of the Company Preferred Stock Conversion of all Company Preferred Stock into Company Common Stock (subject to the occurrence of, and effective immediately prior to, the Effective Time) as contemplated by Section 2.06(b) of the BCA; and (c) in furtherance of, and not intending to limit, subsections (a) and (b) above, to execute and deliver the Stockholder Consent in the form attached as Exhibit C hereto (the “Stockholder Consent”) promptly following request by the Company, and in any event within forty-eight (48) hours after the execution and delivery of the BCA. Each Stockholder acknowledges receipt and review of a copy of the BCA and the Stockholder Consent.

2. Termination of Certain Agreements. Each Stockholder, by this Agreement, with respect to his, her or its Shares, severally and not jointly, hereby agrees to waive, if applicable to such Stockholder, (i) any rights under any agreement providing for redemption rights, put rights, purchase rights, preemptive rights, rights of first refusal, rights of first offer or other similar rights, in each case that would be triggered by virtue of consummation of the Transactions, including, without limitation, the Mergers and the Company Preferred Stock Conversion, and (ii) subject to the occurrence of, and effective immediately prior to, the Effective Time, any information rights, rights to consult with and advise management, inspection rights, Company Board observer rights or rights to receive information delivered to the Company Board, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any Subsidiary, which shall survive in accordance with their terms. Each Stockholder hereby consents to the termination, contingent upon and automatically effective as of the Closing, of all Contracts set forth on Section 7.05(a) of the Company Disclosure Letter (other than any indemnification agreements between any D&O Indemnified Party and the Company).

3. Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (except as may be specifically required by court order or by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the BCA or to another Company Stockholder that is a party to this Agreement and bound by the terms and obligations hereof, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided, that, the foregoing shall not prohibit the transfer of the Shares by a Stockholder (i) to an affiliate of such Stockholder or, if the Stockholder is an individual, to any member of the Stockholder’s immediate family or to a trust solely for the benefit of the Stockholder or any member of the Stockholder’s immediate family, but only if such affiliate, family member or trust shall execute this Agreement or a joinder agreeing to become a party to this Agreement prior to such transfer, nor shall it prohibit a transaction for the creation of any charge, mortgage or pledge in favor of a nationally or internationally recognized financial institution acting as lender not involving a change of legal ownership of any of the undersigned’s Shares (other than on enforcement) for a bona fide commercial loan, provided that (i) any Shares transferred in connection with such a loan remain subject to the terms of this letter and any lender, transferee or distributee agrees in writing to be bound by the restrictions set forth herein, (ii) if such Stockholder is a partnership, limited liability company or corporation, distribute Shares to its partners, members and equity holders (as applicable), and (iii) as a bona fide gift to a non-profit corporation qualified under Section 501(c)(3) of the of the Internal Revenue Code of 1986, as amended (the “Code”) and (d) transfer Shares upon the death of Stockholder.

4. No Solicitation of Transactions. Each Stockholder, severally and not jointly, agrees not to directly or indirectly, through any Representative or otherwise, (i) solicit, initiate, knowingly encourage or knowingly facilitate or cooperate with any inquiries regarding, or the submission or announcement by any Person (other than Parent or its Subsidiaries) of, any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Business Combination; (ii) furnish any information regarding the Company in connection with, for the purpose of soliciting, initiating, encouraging or facilitating, or in response to, a Company Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Company Business Combination; (iii) engage in or otherwise participate in any discussions or negotiations with any Person (other than Parent or its Subsidiaries) with respect to any Company Business Combination or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to any Company Business Combination; or (iv) approve, adopt, endorse, recommend or enter into, or propose to approve, adopt, endorse, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle with respect to any Company Business Combination. Each Stockholder shall, and shall cause each of its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Person (other than Parent and its Representatives) relating to any Company Business Combination. Each Stockholder may respond to any unsolicited proposal regarding a Company Business Combination by indicating that the Company is subject to an exclusivity agreement and such Stockholder is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Business Combination for as long as the BCA remains in effect. Any violation of the restrictions contained in this Section 4 by the Stockholder or any of its Representatives will be deemed to be a breach of this Section 4 by the Stockholder.

Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors, employees and professional advisors (each in their capacity as such) of the Company (the “Company Related Parties”), with respect to any of the matters contemplated by this Section 4, (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties with respect to any of the matters contemplated by this Section 4, and (iii) any breach by the Company of its obligations under Section 7.11(a) of the BCA shall not be considered a breach of this Section 4 (it being understood for the avoidance of doubt that each Stockholder shall remain responsible for any breach by it or its Representatives of this Section 4).

5. Representations and Warranties. Each Stockholder, severally and not jointly, represents and warrants to Parent as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not, to the Stockholder’s knowledge (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA, including the other Transaction Agreements) or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company’s Charter Documents, and (iv) rights of first refusal or repurchase in favor of the Company set forth in the existing stockholder agreements, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other Shares.

(c) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

(d) As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to materially impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(e) Such Stockholder has read this Agreement, had the opportunity to consult legal counsel prior to entering into this Agreement, and fully and completely understands this Agreement.

(f) Such Stockholder understands and acknowledges that Parent, First Merger Sub and Second Merger Sub are relying upon the Stockholder’s execution, delivery and performance of this Agreement and upon the representations and warranties and covenants of the Stockholder contained in this Agreement.

(g) No agent, broker, investment banker, finder or other intermediary is or shall be entitled to any fee or commission or reimbursement of expenses from Parent, First Merger Sub, Second Merger Sub or the Company or any of their respective Affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(h) Except for the representations and warranties made by the Stockholder in this Section 5, or as may be set forth in any other Transaction Agreement, neither the Stockholder nor any other Person makes any express or implied representation or warranty to Parent in connection with this Agreement or the transactions contemplated by this Agreement, and the Stockholder expressly disclaims any such other representations or warranties.

6. Termination. This Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time; (b) the termination of the BCA in accordance with its terms, and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, that, nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. General Waiver and Release.

(a) Effective as of, and contingent upon, the consummation of the Closing, each Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, successors, assigns, controlled Affiliates and any other Person or entity claiming by, through or under any of the foregoing (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company and its Affiliates (including, after the Closing, Parent, First Merger Sub, Second Merger Sub, the Surviving Entity, each Parent Released Party and each of their respective Affiliates), each of their respective officers, directors, equityholders, employees, partners, members, investment managers, principals, investors, agents, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing (collectively, the “Releasees”) from any and all claims, disputes, controversies, demands, charges, complaints, causes of action, damages, costs, expenses, obligations, losses, rights, suits, accountings, orders, judgments, obligations, agreements, losses and liabilities of every kind and character whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, that any Releasee may have to such Releasor (or that any Releasor may have against any Releasee), in any capacity, whether directly or derivatively through another Person, arising contemporaneously with or prior to the Closing, arising from any matter relating to the Company, the company Subsidiaries, or the Shares or otherwise with respect to the Stockholder’s ownership of capital stock or other equity interest in the Company or (collectively, the “Released Claims”); provided, that the foregoing shall not release the Releasees from liabilities and obligations (A) under this Agreement, the BCA and the other Transaction Agreements or any other document, certificate or Contract executed or delivered in connection with the BCA or in furtherance of the Transactions, (B) if such Releasor is an employee of the Company, with respect to earned but unpaid wages or other compensation or benefits and rights of any Releasor under any written employment agreements with or benefit plans of the Company in existence as of the date hereof (other than to the extent inconsistent with the terms of the BCA or any Transaction Agreement), (C) solely in respect of the Company, Parent and the Surviving Entity, with respect to indemnification, exculpation, set-off, reimbursement and/or advancement of expenses (whether pursuant to the Charter Documents of the Company, any insurance policy or any other agreement entered into with the Company) in respect of any Releasor for serving as an officer, director, manager, agent or employee of the Company, in each case existing prior to Closing, (D) any rights under any bona-fide commercial agreement between the Company and the Stockholder, or (E) for the fraud or willful misconduct by the Releasee. Further, each Stockholder, on behalf of itself and the Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim, or threatening, commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee based upon any Released Claim. Without limiting the foregoing, each Stockholder, on behalf of itself and each Releasor, understands and agrees that the claims released in this Section 7(a), if and when released, include not only claims presently known but also include all unknown or unanticipated claims, obligations, liabilities, charges, demands, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims.

(b) Effective as of, and contingent upon, the consummation of the Closing, each Stockholder, on behalf of itself and each Releasor, knowingly and voluntarily waives and releases any and all rights and benefits he, she or it may not have, or in the future may have, under Section 1542 of the California Civil Code (“Section 1542”) or any analogous state law or federal law, which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(c) Each Stockholder, on behalf of itself and each Releasor, understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives such Stockholder the right not to release existing claims of which the Stockholder is not aware, unless the Stockholder voluntarily chooses to waive this right. Having been so apprised, the Stockholder, on behalf of itself and each Releasor, nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 7, in each case, effective at the Closing. Each Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 7 and that, without such waiver, Parent would not have agreed to the terms of this Agreement.

8. Miscellaneous.

(a) From time to time and without additional consideration, each Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions as Parent reasonably required for the sole purpose of carrying out and furthering the intent of this Agreement. Without limiting the foregoing, in accordance with the terms and conditions set forth in the BCA, each Stockholder will execute and deliver (i) a Letter of Transmittal, in a customary form, with respect to all of the Stockholder’s Shares, (ii) the Registration Rights and Lock-Up Agreement and (iii) any documents, agreements, certificates or other instruments reasonably required by the Company and required to effectuate and/or document the Company Preferred Stock Conversion, in each case promptly following receipt thereof. Each Stockholder further agrees not to commence or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, suit, proceeding, cause of action, derivative or otherwise, in law or in equity, in any court or before any Governmental Entity against Parent, First Merger Sub, Second Merger Sub, the Company, Sponsor, the Surviving Entity or any of their respective Affiliates, successors, assigns, directors or officers (a) alleging a breach of any fiduciary duty of any Person at or prior to the Closing in connection with the negotiation, execution, delivery or performance of this Agreement, the BCA or any other Transaction Agreements or the Transactions, (b) absent manifest error, relating to any alleged inadequacy, inaccuracy or calculations of, or otherwise relating to the form of, the Aggregate Merger Consideration or (c) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement, the BCA or the other Transaction Agreements.

(b) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(c) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 8(c)):

If to Parent, to it at:

InterPrivate II Acquisition Corp.

c/o InterPrivate LLC

1350 Avenue of the Americas

New York, New York 10019

Attention: Brandon C. Bentley, General Counsel

Email: bbentley@interprivate.com

with a copy to:

Greenberg Traurig, LLP

333 SE 2nd Avenue,

Suite 4400

Miami, Florida 33131

Attention: Alan I. Annex, Kenneth A. Gerasimovich, Michael Helsel

Emails: annexa@gtlaw.com, gerasimovichk@gtlaw.com, helselm@gtlaw.com

If to a Stockholder, to the address or email address set forth for each such Stockholder on the signature page hereof, with a copy to:

Orrick, Herrington & Sutcliffe LLP

1000 Marsh Rd.

Menlo Park, CA 94025-1015

Attention: Steve Venuto, Matthew Gemello, Bill Hughes

Emails: svenuto@orrick.com, mgemello@orrick.com, bhughes@orrick.com

(d) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(e) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party hereto without the prior express written consent of the other parties hereto.

(f) This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each party’s permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(g) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(h) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not materially performed in accordance with the terms hereof and that the parties hereto shall be entitled, to the fullest extent permitted by applicable law, to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Legal Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Legal Proceedings arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Legal Proceedings, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Legal Proceedings is brought in an inconvenient forum, that the venue of the Legal Proceedings is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any of the above-named courts.

(j) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(k) Each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that, prior to any such publication or disclosure, the Company and Parent have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Parent will consider in good faith.

(l) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, Parent, First Merger Sub and Second Merger Sub.

(m) Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a Company Stockholder, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of such Stockholder or any of its affiliates in his or her capacity as an officer or director of the Company.

(n) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any Legal Proceedings directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of Legal Proceedings, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(o).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INTERPRIVATE II ACQUISITION CORP.

By: ______________________________________
Name:
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[______________________]

By
Name:
Title:

Address and email address for purposes of Section 8(c):

[________________________]

By
Name:
Title:

Address and email address for purposes of Section 8(c):

[________________________]

By
Name:
Title:

Address and email address for purposes of Section 8(c):

EXHIBIT A

LIST OF STOCKHOLDERS

Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Preferred Stock Owned

EXHIBIT B

BUSINESS COMBINATION AGREEMENT

EXHIBIT C

FORM OF STOCKHOLDER WRITTEN

CONSENT